Exhibit 4


                                IRREVOCABLE PROXY

         The undersigned, the N. Herrick Irrevocable ABC Trust (the "Trust"), does hereby irrevocably make, constitute and appoint John Levy, Executive Vice President and Chief Financial Officer of MediaBay, Inc., a Florida corporation with its principal executive office at 2 Ridgedale Avenue, Suite 3000, Cedar Knolls, New Jersey 07927 ("MediaBay"), as the Trust's true and lawful attorney, for it and in its name, place and stead, with all necessary power and authority to act as the Trust's proxy and to exercise the Trust's rights to vote 4,392,751 votes (consisting of 2,964,180 shares of common stock of MediaBay and 1,428,571 votes relating to 25,000 shares of Series A Convertible Preferred Stock of MediaBay) at the Shareholder Meeting (as such term is defined in that certain Securities Purchase Agreement dated the date hereof by and among MediaBay and certain purchasers (the "Purchase Agreement")), whenever such Shareholder Meeting shall take place, and at any adjournment thereof, to the same extent and with the same power as if the undersigned, on behalf of the Trust, were present in person thereat only as set forth in the following sentence. Mr. John Levy, as proxyholder for the Trust is specifically directed to vote all of the shares of capital stock registered in the name of the Trust or beneficially controlled by the Trust in favor of the Shareholder Meeting Items (as such term is defined in the Purchase Agreement).

         This irrevocable proxy shall be immediately effective without any further action on the part of the Trust or any notice to the Trust.

         This irrevocable proxy is given in partial consideration of the receipt by MediaBay, of which the Trust is a significant shareholder, of proceeds up to $4,500,000 from the sale of 6% senior secured convertible promissory notes (and five-year warrants) as of the date hereof.

         This proxy shall be irrevocable and is coupled with an interest, and shall be effective and binding upon the Trust, and its successors and assigns. This irrevocable proxy shall terminate upon conclusion of, and vote with respect to the Shareholder Meeting Items at, the Shareholder Meeting.

Dated as of January 29, 2004


                                       N. Herrick Irrevocable ABC Trust

                                       By:  /s/ Howard Herrick
                                          ------------------------------------
                                            Howard Herrick, Trustee